UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On June 20, 2014, Mr. Wise issued the following press release:

Forward Industries’ Largest Shareholder and Board Member, Terence Bernard Wise, Sets the Record Straight on His Intention to Elect New Independent Directors to the Board

Wise seeks to introduce new, highly qualified, and independent directors capable of creating value for Forward's shareholders

Forward’s share price has plummeted over 60% under the leadership of Chairman Frank LaGrange Johnson and his management team

It is time for Forward shareholders to hold Mr. Johnson and his management team accountable for years of poor operating performance, weak corporate governance, and substantial declines in Forward's share price

SAFFRON WALDEN, Essex, UK, June 20, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, commented today on his decision to nominate himself and three highly qualified independent director candidates for election as directors at the 2014 Annual Meeting of Shareholders of the Company. In response to Mr. Wise’s decision to nominate a slate of directors, the Company issued a press release that made a number of false and unsubstantiated claims. Mr. Wise rejects their claims and seeks to set the record straight as to his intentions:

It is greatly disheartening to see Mr. Johnson and his supporters on the board expending Forward's funds on baseless public relations tactics. They have intentionally perverted a public record that only attests to their own misfeasance.

My actions have been borne out of a deep concern for Forward's financial position, which under Mr. Johnson's leadership has seen a share price decline of over 60%. As Forward's largest shareholder, owning 19.6% of its common stock, the value of my investment in Forward has suffered under Mr. Johnson's regime. I am thus compelled to act as a result of my fiduciary duties as a director and my concern as an investor.

•	I do not seek to control the board or to take the Company private.

•	My sole goal is to remove Mr. Johnson and CEO Robert Garrett in order to establish an independent and balanced board that will represent the best interests of all shareholders.

•
My concerns with Forward’s leadership derive from my disappointment with the Company’s returns and my firm belief that Mr. Johnson has been exploiting his position as Chairman for personal gain through a string of questionable transactions with the Company.

•
I am not seeking to introduce new directors to represent my interests, but rather fully independent directors with relevant management, financial, and operational experience, including in industries directly relevant to Forward's core business, that are capable of maximizing value for all shareholders. While I believe my new director candidates would be highly valuable additions to the board, I remain open to discussing alternative independent candidates that are acceptable to both myself and the other members of the board to replace Messrs. Johnson and Garrett.

Mr. Johnson and his supporters on the board have claimed that my real goal is to “perpetuate and enhance the cash flows” from the sourcing and supply arrangement between the Company and Forward Industries (Asia−Pacific) Corporation.

•	My primary motivation since first investing in Forward has been to improve its profitability by capitalizing on my well-established sourcing operations and contacts in the Far East.

•
I find it truly alarming that Mr. Johnson and his supporters would now question the sourcing arrangement, which has been the key driver in Forward’s modest return to profitability in FY 2013, and which the entire board just renewed in February of this year.  In truth, it is the Company that has much to lose if our sourcing relationship were to terminate.

•
Forward even acknowledges the significant benefits that the sourcing arrangement with Forward Asia has produced. According to Forward’s most recent annual report for FY 2013, “gross profit increased $2.5 million, or 64%, to $6.4 million in Fiscal 2013 from $3.9 million in Fiscal 2012…This improvement was driven primarily by cost savings realized in Fiscal 2013 from the restructuring of our Asia-based sourcing and quality assurance operations (refer to Note 12, “Buying Agency and Supply Agreement,” to our Consolidated Financial Statements), which were initiated in March 2012 and substantially completed as of September 30, 2012."

For over six months, I have repeatedly entreated the board to address the Company’s chronic underperformance, poor corporate governance standards, and lack of independent board leadership and to rethink the numerous related-party transactions benefiting Mr. Johnson at the expense of Forward’s shareholders. Despite my attempts to engage Mr. Johnson and his cohorts in a constructive dialogue, I have been met with silence and intentional obstruction.  It has now become necessary to bring these issues directly to the attention of the shareholders.

As Forward's largest shareholder, my interests are irrefutably aligned with those of the stockholders. I would encourage my fellow shareholders in Forward to review the public filings and question whether you can continue to afford the leadership that is currently in place.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

Forward stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO Innisfree M&A Incorporated TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer and Eric Freitag (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated
Scott Winter, 212-750-5833